Exhibit 99.1

Veradigm Amends and Extends Stockholder Rights Plan

Chicago – February 20, 2025 – Veradigm® (OTCMKTS: MDRX), a leading provider of healthcare data and technology solutions, today announced that its Board of Directors (the “Board”) has approved an amendment to extend the Company’s existing Stockholder Rights Plan (the “Rights Plan”).

The Rights Plan, adopted on February 26, 2024, was due to expire on February 26, 2025. Under the terms of the amendment to the Rights Plan, the scheduled expiration date of the Rights Plan has been extended to August 20, 2025. To reflect changes in the price of Company common stock since February 26, 2024, the amendment to the Rights Plan also updates the exercise price for the purchase of rights under the Rights Plan from $50.00 to $32.00.

The Board’s decision to extend the Rights Plan is based on its determination that many of the underlying risks and conditions that existed upon the initial adoption of the Rights Plan continue to be present, including (i) the ongoing audit of the Company’s 2022 financial statements, (ii) the fact that as a result of the 2022 audit and related restatement, the Company will not be current in its financial reporting for some time and (iii) the fact that Company common stock remains delisted and tracking an accumulation of shares is particularly challenging for unlisted shares. In addition, there has been a significant decline in the price of Company common stock since the Company announced the termination of the exploration of strategic alternatives.

As a result, the Board believes Veradigm and its stockholders remain vulnerable to rapid and significant accumulation of stock and derivative positions, as well as potential creeping acquisitions of actual or “de facto” control, whereby an investor could acquire a substantial percentage of outstanding shares of Company common stock prior to making any public disclosure regarding its control intent and without paying a control premium.

The Rights Plan was implemented to ensure that all Veradigm stockholders have the opportunity to realize the full potential value of their investment. By extending this protective measure, the Board seeks to safeguard stockholder interests by reducing the likelihood of any person’s or group’s obtaining control through open market accumulation or otherwise without appropriately compensating all stockholders. The Rights Plan does not prevent the Company from pursuing any offer that is fair and otherwise in the best interests of stockholders.

Further details about the Rights Plan, as amended, will be contained in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Sidley Austin LLP is serving as legal counsel and J.P. Morgan Securities LLC is serving as financial advisor to the Company.

For more information contact:

Investors:

Jenny Gelinas

312-506-1237

jenny.gelinas@veradigm.com

Media:

Concetta Rasiarmos

312-447-2466

concetta.rasiarmos@veradigm.com

About Veradigm®

Veradigm is a healthcare technology company that drives value through its unique combination of platforms, data, expertise, connectivity, and scale. The Veradigm Network features a dynamic community of solutions and partners providing advanced insights, technology, and data-driven solutions for the healthcare provider, payer, and biopharma markets. For more information about how Veradigm is fulfilling its mission of Transforming Health, Insightfully, visit www.veradigm.com, or find Veradigm on LinkedIn, Facebook, Twitter, Instagram, and YouTube.

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